Exhibit 99.1

B. Riley Financial Appoints Renée E. LaBran to its Board of Directors

LOS ANGELES, August 12, 2021 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley”), a diversified financial services company, today announced that Renée E. LaBran has joined its Board of Directors and will serve on the Audit and Governance Committees. With her appointment, the number of directors on B. Riley’s board increases to nine members, including seven independent directors.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, said: “Renée has an impressive background and brings significant business acumen in several areas that are core to our platform, including investment management and venture capital. We are pleased to welcome her to B. Riley and look forward to her contributions as a valued member of our board.”

LaBran is a seasoned board director, investor, and business advisor with over 25 years of operating, strategic, and financial experience across a range of industries. She has extensive experience in executive management, management consulting, and growth capital investing, and has led large corporate strategy initiatives including M&A and digital transformation projects for both public and private companies.

Involved in the venture capital industry since 2000, LaBran was a founding partner of early-stage venture capital firm, Rustic Canyon, and later served as a partner with Rustic Canyon/Fontis Partners where she managed a portfolio of later stage consumer product companies. During which time, she served as a board director and advisor to multiple portfolio companies while providing oversight of her investment firm’s finance and operations functions.

LaBran is currently on the board of technology incubator, Idealab, Inc., and was previously on the boards of Sambazon, Inc. and TomboyX. She also served as a governor-appointed public member on the Board of Trustees for the State Bar of California from 2015 to 2020 and was involved in the reorganization of this governing body.

An active mentor and philanthropist, LaBran is Co-Founder and Advisory Board Member for the Women Founders Network which is dedicated to supporting female entrepreneurs by providing access to mentorship, visibility, and capital. She also previously served as Board Chair for Hathaway-Sycamores Child and Family Services.

LaBran earned an M.B.A. with distinction from Harvard Business School and an A.B. in Economics from the University of California at Berkeley. She is also currently an Adjunct Professor in the M.B.A. program at UCLA Anderson School of Management.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. B. Riley operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction and liquidation services. For more information, please visit www.brileyfin.com.

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Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	press@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.